Exhibit 10.4

Restricted Share Unit Agreement

Granted Under 2020 Share Incentive Plan

This Restricted Share Unit Agreement (this “Agreement”) is made between Nabriva Therapeutics plc, a public limited company organized under the laws of Ireland (the “Company”), and the Participant pursuant to the 2020 Share Incentive Plan (as amended from time to time, the “Plan”).

Notice of Grant

I.Participant Information

Participant:
Participant Address:

II.Grant Information

Grant Date:
Number of Restricted Share Units:

III.Vesting Table

Vesting Date	Number of Restricted Share Units that Vest

This Agreement includes this Notice of Grant and the following Exhibits and Schedules, which are expressly incorporated by reference in their entirety herein:

Exhibit A – General Terms and Conditions

Exhibit B – Nabriva Therapeutics plc 2020 Share Incentive Plan

Schedule 1 – Vesting Schedule

Schedule 2 – Additional Terms and Conditions

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

NABRIVA THERAPEUTICS PLC __________________________ Name: Title:	PARTICIPANT __________________________ Name:

Restricted Share Unit Agreement

2020 Share Incentive Plan

Exhibit A

General terms and Conditions

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.	Award of Restricted Share Units. This Agreement evidences the grant by the Company, on the grant date (the “Grant Date”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”), to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s 2020 Share Incentive Plan (as amended from time to time, the “Plan”), of an award with respect to the number of restricted share units (the “RSUs”) set forth in the Notice of Grant. Each RSU represents the right to receive one ordinary share of the Company (an “Ordinary Share”) upon vesting of the RSU, subject to the terms and conditions set forth herein.
1.Vesting.
2.The RSUs shall vest in accordance with the Vesting Table set forth in the Notice of Grant.
3.Upon the vesting of the RSUs, the Company will deliver to the Participant, for each RSU that becomes vested, one Ordinary Share, subject to the payment of any taxes pursuant to Section 4. Each Ordinary Share will be delivered to the Participant as soon as practicable following each vesting date, but in any event within 30 days of such date.
4.Forfeiture of Unvested RSUs Upon Cessation of Service.

In the event that the Participant ceases to perform services to the Company for any reason or no reason, with or without cause, all of the RSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to the unvested RSUs or any Ordinary Shares that may have been issuable with respect thereto. If the Participant provides services to a subsidiary of the Company, any references in this Agreement to provision of services to the Company shall instead be deemed to refer to service with such subsidiary.

5.Tax Matters.
6.Acknowledgments; No Section 83(b) Election. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of RSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to the Participant ("Tax-Related Items") relating to the RSUs. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s Tax-Related Items that may arise in connection with the grant, vesting and/or settlement of the RSUs, the subsequent sale of Ordinary Shares acquired pursuant to such settlement and the receipt of dividends. The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code, as amended, is available with respect to RSUs and that the Company is under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, as applicable, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
7.Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other Tax-Related Items of any kind (including Tax-Related Items of jurisdictions outside the United States, as applicable) required by law to be withheld with respect to the RSUs. The Participant may satisfy such Tax-Related Items by instructing the Company to withhold a number of Ordinary Shares having a fair market value (valued in the manner determined by (or in a manner approved by) the Board) on the applicable vesting date equal to the Tax-Related Items, based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income. If the Participant does not instruct the Company to withhold Ordinary Shares to satisfy any applicable Tax-Related Items, then the Participant agrees that if under applicable law the Participant will owe Tax-Related Items at such time on any portion of the Award the Company shall be entitled to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(1)	immediate payment from the Participant of the amount to be withheld by the Company; or
(2)	withholding from wages or other cash compensation otherwise paid to the Participant by the Company on the applicable vesting date.

The Company shall not deliver any Ordinary Shares to the Participant until it is satisfied that all required withholdings have been made and the Participant has complied with the above obligations in connection with Tax-Related Items.

8.Transfer Restrictions; Clawback.
9.The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of or encumber, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein. The Company shall not be required to treat as the owner of any RSUs or issue any Ordinary Shares to any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.
10.In accepting this award, the Participant agrees to be bound by any clawback policy that the Company has adopted or may adopt in the future.
11.Rights as a Shareholder. The Participant shall have no rights as a shareholder of the Company with respect to any Ordinary Shares that may be issuable with respect to the RSUs until the issuance of the Ordinary Shares to the Participant following the vesting of the RSUs.
12.Provisions of the Plan. This Agreement is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is attached hereto as Exhibit B.
13.Miscellaneous.
14.No Right to Continued Service/Compensation for Loss. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs is contingent upon his or her continued service to the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company. Under no circumstances will the Participant ceasing to be an employee of the Company be entitled to compensation for any loss of any right or benefit or prospective right or benefit under the Plan which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

15.Section 409A. The RSUs awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder (“Section 409A”). The delivery of Ordinary Shares on the vesting of the RSUs may not be accelerated or deferred unless permitted or required by Section 409A.
16.Participant’s Acknowledgements. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.
17.Governing Law. This Agreement shall be governed by, except to the extent preempted by other applicable laws (1) with respect to the corporate law requirements applicable to the Company, the validity and authorization of the issuance of Ordinary Shares under the Plan and similar matters, the laws of Ireland (without reference to conflict of law principles thereof) and (2) with respect to all other matters relating to the Plan and Awards, the laws of the State of Delaware, excluding choice-of-law principles of the law of that state.

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Exhibit B

Nabriva Therapeutics plc 2020 Share Incentive Plan

Schedule 1

Vesting Schedule

Schedule 2

Additional terms to Restricted Share Unit Award Agreement

Terms and Conditions

This Schedule (the “Schedule”) includes additional terms and conditions that govern the RSUs granted to you under the Plan if you reside in one of the countries listed below. Certain capitalized terms used but not defined in this Schedule have the meanings set forth in the Plan and/or the Agreement.

Notifications

This Schedule also includes country-specific information of which you should be aware with respect to your participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 27, 2021.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that you vest in the RSUs and Ordinary Shares are issued to you or the shares issued upon vesting of the RSUs are sold.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result.  Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your particular situation.  Finally, please note that if you are a citizen or resident of a country other than the country in which you are currently working, or transfers employment after grant, the information contained in the Schedule may not be applicable.

Ireland

Notifications

Director Notification Obligation. If you are a director, shadow director or secretary of the Company or an Irish subsidiary or affiliate of the Company, and you acquire or dispose of an interest under this Agreement comprising more than 1% of the share capital in the Company, you must notify the entity in which you hold that office (whether the Company itself or an Irish subsidiary or affiliate of the Company) in writing within five business days of receiving or disposing of an interest in the Company, or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).